EMPLOYMENT AGREEMENT
chatAND, INC.

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of June 17, 2011 (the “Effective Date”) by and between chatAND, INC., a Nevada corporation (the “Company”), and DAVID ROSENBERG (the “Executive”) under the following terms and conditions:

RECITALS:

WHEREAS, the Company and Executive desire to set forth the terms and conditions on which (i) the Company shall employ Executive, (ii) Executive shall render services to the Company, and (iii) the Company shall compensate Executive for such services; and

WHEREAS, in connection with the employment of Executive by the Company, the Company desires to restrict Executive's rights to compete with the business of the Company;

WHEREAS, the parties acknowledge that the Executive's abilities and services are unique and essential to the prospects of the Company; and

WHEREAS, in light of the foregoing, the Company desires to employ the Executive as President, and the Executive desires to accept such employment.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1.            EMPLOYMENT.

The Company hereby employs Executive and Executive hereby accepts employment with the Company upon the terms and conditions hereinafter set forth.

2.            TERM.

2.1          The term of this Agreement shall be for a period commencing on the Effective Date of this Agreement and shall continue until June 30, 2014, unless sooner terminated as provided in Paragraph 6.  This period, as the same may be extended or terminated pursuant hereto, is hereinafter referred to as the “Term.”

2.2           For purposes of extending the Term of the relationship between the Company and Executive, the parties agree to enter into good faith negotiations within sixty (60) days prior to the end of the Term.  In the event that the parties are unable to reach an agreement by the end of the Term, this Agreement shall be automatically terminated thirty-six (36) months from the Effective Date.

3.            COMPENSATION.

3.1           For all services rendered by Executive under this Agreement, the Company shall pay Executive a base salary of Seventh-Five Thousand and 00/100 Dollars ($75,000.00) per annum (the “Base Salary”), payable in equal bi-weekly installments or 26 pay periods per year.  The amount of the Base Salary shall be reviewed on an annual basis by the Compensation Committee of the Company.  No such change shall in any way abrogate, alter, terminate or otherwise effect the other terms of this Agreement.

3.2           In addition to the Base Salary, Executive shall be eligible for a fifteen percent (15%) annual incentive bonus (“Incentive Bonus”) payable at the end of each calendar year.  Executive will also be eligible for discretionary bonuses as dictated and approved by the Board of Directors.

3.3           In addition to the Base Salary and the Incentive Bonus, if any, Executive shall be entitled to all other benefits of employment provided to the other employees of the Company holding comparable positions within the Company, including but not limited to paid vacation, paid health insurance for the Executive, spouse and dependents, paid life insurance to a maximum of Base Salary, paid mobile telephone in the amount of Two Hundred Fifty and 00/100 Dollars ($250.00), paid car allowance in the amount of Seven Hundred Fifty and 00/100 Dollars ($750.00) and participation in executive retirement and investment programs as instituted by the Company.

3.6           Executive shall be reimbursed for all reasonable "out-of-pocket" business expenses for business travel and business entertainment incurred in connection with the performance of his or her duties under this Agreement (i) so long as such expenses constitute business deductions from taxable income for the Company and are excludable from taxable income to the Executive under the governing laws and regulations of the Internal Revenue Code and (ii) to the extent such expenses do not exceed the amounts allocable for such expenses in budgets that are approved from time to time by the Company.  The reimbursement of Executive's business expenses shall be upon monthly presentation to and approval by the Company of valid receipts and other appropriate documentation for such expenses.

3.7           All compensation shall be subject to customary withholding tax and other employment taxes as are required with respect to compensation paid by a corporation to an employee.

4.            DUTIES AND RESPONSIBILITIES.

4.1           Executive shall, during the Term of this Agreement, devote his attention and expend his best efforts, energies, and skills, on a full-time basis, to the business of the Company and any corporation controlled by or affiliated with the Company.  For purposes of this Agreement, the term the "Company" shall mean the Company and all Subsidiaries.

4.2           During the Term of this Agreement, Executive shall serve as the President of the Company and in such other capacity as determined by the Board of Directors.  In the performance of all of his responsibilities hereunder, Executive shall be subject to all of the Company’s policies, rules, and regulations applicable to its employees of comparable status and shall report directly to, and shall be subject to, the direction and control of the Board of Directors and shall perform such duties as shall be assigned to him by the Board of Directors.  In performing such duties, Executive will be subject to and abide by, and will use his best efforts to cause other employees of the Company to be subject to and abide by, all policies and procedures developed by the Company’s Board of Directors or its Executive Committee.

4.3           Executive hereby agrees to promote and develop all business opportunities that come to his attention relating to current or anticipated future business of the Company, in a manner consistent with the best interests of the Company and with his duties under this Agreement.

5.            RESTRICTIVE COVENANTS.

5.1           Executive acknowledges that (i) he has a major responsibility for the operation, administration, development and growth of the Company's business, (ii) his work for the Company has brought him and will continue to bring him into close contact with confidential information of the Company and its customers, and (iii) the agreements and covenants contained in this Paragraph 5 are essential to protect the business interest of the Company and that the Company will not enter into this Agreement but for such agreements and covenants.  Accordingly, the Executive covenants and agrees as follows (the provisions of Sections 5.1(a), 5.1(b), and 5.1(c) are referred to collectively, as the “Restrictive Covenants”):

5.1(a)           During the Term of this Agreement, and thereafter, the Executive shall not other than in the performance of his duties disclose to anyone any information about the affairs of the Company, including, without limitation, trade secrets, trade "know-how", inventions, customer lists, business plans, operational methods, pricing policies, marketing plans, sales plans, identity of suppliers or customers, sales, profits or other financial information, which is confidential to the Company or is not generally known in the relevant trade, nor shall the Executive make use of any such information for his own benefit.  Any technique, method, process or technology used by the Company shall be considered a "trade secret" for the purposes of this Agreement.

5.1(b)           Executive hereby agrees that all know-how, documents, reports, plans, proposals, marketing and sales plans, client lists, client files made by him during the Term that relate to the Company’s business, and materials made by him or by the Company are the property of the Company and shall not be used by him in any way adverse to the Company's interests.  Executive shall not deliver, reproduce or in any way allow such documents or things to be delivered or used by any third party without specific direction or consent of the Board of Directors of the Company.  Executive hereby assigns to the Company any rights which he may have in any such trade secret or proprietary information.

5.1(c)           In order to protect the Company’s goodwill, Confidential Information, which the Company agrees to disclose to Executive upon the Effective Date, and other legitimate business interests, the Executive agrees that:

(i)        During the “NonCompetition Period” (as herein so defined), Executive shall not, directly or indirectly, acquire, invest in, or otherwise engage (whether as an employee in a managerial, sales, executive or supervisory capacity or other position of substantial responsibility, director, officer, member, manager, or as a consultant) in the Business (as hereafter defined) in the Restricted Area (as hereafter defined), provided however that the Executive may invest in up to five percent (5%) of any outstanding class of equity securities of any company registered under Section 12 of the Securities Exchange Act of 1934, as amended.  For purposes of this Agreement, the terms (i) “Business” shall be defined as the business similar to that provided by the Company or its affiliates currently and during the Term and (ii) “Restricted Area” shall mean any State where the Company has made, sold, bought or serviced accounts within a twenty four month period preceding the termination of Executive’s employment;

(ii)       During the NonCompetition Period, Executive shall not directly or indirectly, whether as an employee in a managerial, sales, executive or supervisory capacity or other position of substantial responsibility, director, officer, member, manager, or as a consultant, (i) solicit, or attempt to solicit or accept business that is competitive with such business being conducted by the Company, or its affiliates in the Restricted Area; or (ii) engage, hire, employ, or solicit in any manner whatsoever the employment of an employee, agent, supplier or contractor  of the Company; or (iii) interfere in any business relationship or contract between the Company and its affiliates and its customers, suppliers, lenders, or financial institutions.

(iii)       During the NonCompetition Period, the Executive shall not knowingly seek or accept, directly or indirectly  personal gain from (i) anyone soliciting business with the Company or its affiliates, (ii) any person or firm doing business with the Company or its affiliates, or (iii) any person or firm in business competition with the Company or its affiliates  The preceding sentence shall not apply to any gifts, meals, and entertainment of a nominal value if the Executive’s objective is to enhance the business and goodwill of the Company.

(iv)       The “NonCompetition Period” shall be the Term of this Agreement and such additional periods as set forth in this subsection.

(A)        If the Company terminates this Agreement for “Cause” pursuant to subsection 6.1 or the Executive terminates this Agreement pursuant to subsection 6.5, then the NonCompetition Period shall continue until the two year anniversary date of the termination of this Agreement.

(B)        If the Company terminates this Agreement pursuant to subsection 6.4 or the Executive resigns from his employment pursuant to subsection 6.3, then the NonCompetition Period shall continue for a period of one year following the date of Executive’s termination or resignation.

(C)        If this Agreement is terminated by reason of expiration of the Term, then the NonCompetition Period shall continue for a period of one year following the date of the termination of this Agreement.

5.2           If any of the Restrictive Covenants, or any part thereof, is held to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid or unenforceable portions.  Without limiting the generality of the foregoing, if any of the Restrictive Covenants, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties hereto agree that the court making such termination shall have the power to reduce the duration and/or area of such provision and, in its reduced form, such provision shall then be enforceable.

5.3           Subject to Section 11, the parties hereto intend to and hereby confer jurisdiction to enforce the Restrictive Covenants, including interim and injunctive relief, upon the courts of any jurisdiction within the geographical scope of such Restrictive Covenants.  In the event that the courts of any one or more of such jurisdictions shall hold such Restrictive Covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Company's right to the relief provided above in the courts of any other jurisdictions within the geographical scope of such Restrictive Covenants, as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

6.            TERMINATION.

6.1           The Company may terminate the Executive's employment under this Agreement at any time for Cause (as defined below).  "Cause" shall exist for such termination if Executive (i) is adjudicated guilty of a felony by a court of competent jurisdiction, (ii) commits any act of fraud or intentional misrepresentation in connection with his employment by the Company, (iii) has, in the reasonable judgment of, and after a good faith investigation by, the Company, (a) engaged in serious and willful misconduct, which conduct has, or would if generally known, materially adversely affect the goodwill or reputation of the Company and which conduct the Executive has not cured or altered to the satisfaction of the Board of Directors within ten (10) days following written notice by the Company to the Executive regarding such conduct, or (b) willfully and intentionally failed to perform his duties as specified to him by the Board of Directors, which failure the Executive has not cured or rectified to the satisfaction of the Board of Directors within ten (10) days following written notice by the Company, or (iv) has made any material misrepresentation to the Company under Paragraphs 4 and 5 hereof.

6.2           If the Company terminates the Executive's employment under this Agreement pursuant to the provisions of Paragraph 6.1 hereof, the Executive shall not be entitled to receive any compensation following the date of such termination.

6.3           If Executive’s employment is terminated for any reason (whether by Executive or the Company) within thirty (30) days following a Change in Control of the Company (as defined below), Executive shall be entitled to the benefits provided in Section 6.4 below.  For purposes of this Agreement, a “Change in Control of the Company” shall mean, at such time as the Company’s Board of Directors becomes fully constituted (e.g., the number of directors reaches five (5)), a cumulative change in the identity of a majority of the members of the Company’s first fully constituted Board of Directors (provided, however, that the appointment of a new director upon the death or resignation of a director by the remaining directors then in office shall not constitute a change in identity with respect to such departed director).

6.4           Executive's employment may be terminated by the Company  "without cause" (for any reason or no reason at all) at any time by giving Executive sixty (60) days prior written notice of termination, which termination shall be effective on the 60th day following such notice. If Executive's employment under this Agreement is so terminated, the Company shall make a lump sum cash payment to Executive on the date of termination of an amount equal to the remaining Base Salary payable through the remaining term. (i) a pro rata portion of any Incentive Compensation, if any, earned for the year in which termination occurs prorated to the date of termination, plus (ii) any unreimbursed expenses accruing to the date of termination.  The Company shall also continue Executive’s benefits through the remainder of the Term.

6.5           Executive may terminate Executive’s employment hereunder by giving the Company ten (10) days’ prior written notice, which termination shall be effective on the 60th day following such notice.  Voluntary termination shall not entitle the Executive to receive any compensation following the date of termination.

6.6           At the Company's option, Executive shall immediately leave the Company's premises on the date notice of termination is given by either Executive or the Company.  If the Company requests Executive to leave the Company following notice under Paragraph 6.5, it shall fully compensate Executive (salary and benefits) through the 10th day following the date of Executive’s notice.

7.            MISCELLANEOUS.

7.1           The Company may, from time to time, apply for and take out, in its own name and at its own expense, life, health, accident, disability or other insurance upon the Executive in any sum or sums that it may deem necessary to protect its interests, and the Executive agrees to aid and cooperate in all reasonable respects with the Company in procuring any and all such insurance, including without limitation, submitting to the usual and customary medical examinations, and by filling out, executing and delivering such applications and other instruments in writing as may be reasonably required by an insurance company or companies to which an application or applications for such insurance may be made by or for the Company.  In order to induce the Company to enter this Agreement, the Executive represents and warrants to the Company that to the best of his knowledge the Executive is insurable at standard (non-rated) premiums.

7.2           This Agreement is a personal contract, and the rights and interests of the Executive hereunder may not be sold, transferred, assigned, pledged or hypothecated except as otherwise expressly permitted by the provisions of this Agreement.  The Executive shall not under any circumstances have any option or right to require payment hereunder otherwise than in accordance with the terms hereof.  Except as otherwise expressly provided herein, the Executive shall not have any power of anticipation, alienation or assignment of payments contemplated hereunder, and all rights and benefits of the Executive shall be for the sole personal benefit of the Executive, and no other person shall acquire any right, title or interest hereunder by reason of any sale, assignment, transfer, claim or judgment or bankruptcy proceedings against the Executive; provided, however, that in the event of the Executive's death, the Executive's estate, legal representative or beneficiaries (as the case may be) shall have the right to receive all of the benefit that accrued to the Executive pursuant to, and in accordance with, the terms of this Agreement.

7.3           The Company shall have the right to assign this Agreement to any successor of substantially all of its business or assets (whether by merger or otherwise), and any such successor shall be bound by all of the provisions hereof.

8.            NOTICES.

All notices, requests, demands and other communications provided for by this Agreement shall be in writing and (unless otherwise specifically provided herein) shall be deemed to have been given at the time when mailed in any general or branch United States Post Office, enclosed in a registered or certified postpaid envelope, addressed to the parties stated below or to such changed address as such party may have fixed by notice:

To the Company:	chatAND, Inc.
321 West 44th Street
New York, New York 10036
Attn: Board of Directors

To the Executive:	Mr. David Rosenberg

9.            ENTIRE AGREEMENT.

This Agreement supersedes any and all Agreements, whether oral or written, between the parties hereto, with respect to the employment of Executive by the Company and contains all of the covenants and Agreements between the parties with respect to the rendering of such services in any manner whatsoever.  Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise with respect to such employment not contained in this Agreement shall be valid or binding.  Any modification of this Agreement will be effective only if it is in writing and signed by the parties hereto.

10.          PARTIAL INVALIDITY.

If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.

11.          ARBITRATION.

The parties agree that any disputes arising under this Agreement shall be resolved in as expeditious a manner as possible through binding arbitration administered by JAMS in the City of New York, New York, or such other place which is mutually agreed upon by the parties.   Further, the parties hereby waive any objection based on personal jurisdiction, venue or forum non conveniens in any arbitration or action brought under this paragraph.  The decision and award rendered by the arbitrators shall be final and binding.  Judgment upon the award may be entered in any court having jurisdiction thereof.

12.          GOVERNING LAW.

This Agreement will be governed by and construed in accordance with the laws of the State of New York.

13.          BINDING NATURE.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective representatives, heirs, successors and assigns.

14.          WAIVER.

No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.  No waiver shall be binding unless executed in writing by the party making the waiver.

15.          CORPORATE APPROVALS.

The Company represents and warrants that the execution of this Agreement by its corporate officer named below has been duly authorized by the Board of Directors of the Company, is not in conflict with any Bylaw or other agreement and will be a binding obligation of the Company, enforceable in accordance with its terms.

16.          COUNTERPART SIGNATURES.

This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date above written.

THE COMPANY:	chatAND, INC.

By:
Name:
Its:

EXECUTIVE:

DAVID ROSENBERG